Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: Nov. 13, 2012

Corporate Relations—Media

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Nike Golf President Cindy L. Davis Joins Kennametal Board of Directors

LATROBE, Pa., Nov. 13, 2012 — Kennametal Inc. (NYSE: KMT) today announced the election of Cindy L. Davis to its board of directors.

Ms. Davis, age 50, serves as a vice president of Nike Inc. and as president of Nike Golf.

“We are absolutely delighted to welcome Cindy Davis as a member of Kennametal’s board of directors,” said Carlos Cardoso, Kennametal chairman, president and CEO. “Cindy has an extraordinary, winning track record driving innovation and profitable growth globally at Nike Golf, ultimately increasing the value of the world’s leading brand in athletic performance.”

Ms. Davis earned an MBA in marketing and finance at the University of Maryland, and a bachelor of arts in economics at Furman University in Greensville, S.C.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced material sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. With annual sales of nearly $3 billion and approximately 13,000 employees, Kennametal serves customers in more than 60 countries worldwide – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

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